Exhibit 4.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), is executed as of February 15, 2007, by and among Better Biodiesel, Inc., a Colorado corporation (the “Company”), and Sausalito Capital Partners I, LLC, a Nevada limited liability company (the “Lender”) (collectively, the “Parties”).

WHEREAS, the Company is seeking to raise at least Three Million Dollars ($3,000,000.00) through a private placement or placements of a combination of debt and/or common stock of the Company (the “Common Stock”) (the “Private Placement”);

WHEREAS, in order to fund Company’s operations until the closing of funds from the Private Placement, Lender advanced One Hundred Thousand Dollars ($100,000.00) to the Company as a short-term bridge loan on or around November 15, 2006 (the “Effective Date”) (the “Loan”), with the understanding that the Parties would negotiate and execute an agreement at a later date to memorialize the terms and conditions of the Loan;

WHEREAS, in return for the Loan, the Company agrees to provide Lender with a warrant to acquire Five Thousand (5,000) shares of Common Stock at a price of Five Dollars ($5.00) per share; and

 WHEREAS, the Lender and the Company now wish to memorialize the terms and conditions of the Loan, set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined terms.  Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

 “Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by law to close.

“Closing Date” shall mean the date of execution of this Agreement.

“Encumbrance” means any lien, charge, security interest, mortgage, deed of trust, pledge or other encumbrance of any nature whatsoever.

“Excluded Securities” shall mean (i) securities issued in connection with the Private Placement; (ii) securities issued upon conversion of any securities outstanding on the Closing Date; (iii) securities issued pursuant to the acquisition of another business or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity; (iv) securities issued to employees, consultants, officers, directors or advisors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors of the Company; (v) securities issued in connection with obtaining lease financing, whether issued to Lender, lessor, guarantor or other person and approved by the Board of Directors of the Company; (vi) securities issued to leasing companies, landlords and other providers of goods and services to the Company and approved by the Board of Directors; (vii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (viii) securities issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology license, transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, have been approved by the Board of Directors of the Company; and (ix) any right, option or warrant to acquire any security convertible into the securities pursuant to subsections (i) through (viii) above.

“Proprietary Rights” means all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

ARTICLE 2

THE LOAN

2.1           Loan.  Lender made the Loan with the understanding that the Loan would be subject to the terms and conditions of this Agreement.  The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (“Note”), duly executed on behalf of the Company and dated as of the Closing Date.

2.2           Interest.  The Loan shall bear interest at a rate of six percent (6%) per annum (“Default Interest Rate”), compounded annually (“Interest”) from the Effective Date, as defined in the Note, and continuing until payment in full of the Loan.  Upon the occurrence of a default event (“Event of Default”) and for so long as such Event of Default continues, Interest shall accrue on the outstanding Loan amount at the Default Interest Rate.

2.3           Prepayment of the Loan.  The Company may from time to time prepay all or any portion of the Loan without premium or penalty of any type.  The Company shall give the Lender at least 3 Business Days prior written notice of its intention to prepay the Loan, specifying the date of payment and the total amount of the Loan to be paid on such date.

2.4           Maturity Date.  Unless the Loan is earlier accelerated pursuant to the terms hereof, the Loan and all accrued Interest thereon shall be due and payable in full on the earlier of (a) 12 months following the Closing Date or (b) two (2) days following the closing of a total of at least Three Million Dollars ($3,000,000.00) from the Private Placement.  In the event that the Private Placement is not consummated within 90 days after the Closing Date, the Lender may, at the Lender’s option, extend the Maturity Date on such terms and conditions as determined by the Lender in its sole discretion.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1           Organization, qualification and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of Colorado. The Company has the requisite corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its respective business as it is now being conducted.  The Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person.  The Company has the requisite or individual right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by the Company, have been duly authorized by all necessary action on the part of the Company.  No other action, consent or approval on the part of the Company or any other Person or entity, is necessary to authorize the Company’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto.  This Agreement and all other agreements and documents executed in connection herewith by the Company, upon due execution and delivery thereof, shall constitute the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

3.2           Capitalization.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or pay any dividend or make any other distribution in respect thereof.  Except as set forth in Section 3.3, the Company owns no securities of any other entity and no rights to acquire any securities from any other entity.  All outstanding Company Securities have been duly authorized and validly issued and are fully paid, non-assessable and free and clear of all Encumbrances.  Upon issuance, the

Warrant issued to the Lender pursuant to Section 7.1 will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all Encumbrances.

3.3           Subsidiaries.   Domestic Energy Partners, LLC, a Utah limited liability company, is a wholly-owned subsidiary of the Company.

3.4           Compliance with Laws.  The nature and transaction of the Company’s business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

3.5           Absence of Conflicts.  The execution, delivery and performance by the Company of this Agreement, and the transactions contemplated hereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, and, except as set forth in the Security Agreement, will not result in the creation of any lien upon any of the assets of the Company.

3.6           Litigation and Taxes.  There is no litigation or governmental proceeding pending, or to the best knowledge of the Company after due inquiry, threatened, against the Company. The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due.  There is no controversy or objection pending, or to the best knowledge of the Company after due inquiry, threatened in respect of any tax returns of the Company.

3.7           Intellectual Property.  No proceedings have been instituted or are pending or, to the Company’s knowledge, threatened which challenge the validity of the ownership by the Company of any such Proprietary Rights.  The Company has not licensed anyone to use any such Proprietary Rights and, to the Company’s knowledge, there has been no use or infringement of any of such Proprietary Rights by any other person.

3.8           Company’s SEC Reports.  The Company has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, definitive proxy statements, schedules and registration statements (the “ Company SEC Reports”) required to be filed by it with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of their respective filing dates or, if amended, as of the date of the last amendment, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed or, if amended, as of the date of the last amendment, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

3.9           No Omissions or Misstatements.  None of the information included in this Agreement, other documents or information furnished or to be furnished by the Company, or any of its representations, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact.  Copies of all documents referred to in herein have been delivered or made available to the Lender and constitute true and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

ARTICLE 4

COVENANTS

4.1           Negative Covenants of the Company.  The Company covenants and agrees that, from the Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), without the consent of the Lender, the Company will not:

(a)           merge or consolidate with or into any other corporation or sell or otherwise convey 50% or more of its assets;

(b)           in a single transaction or series of related transactions, effect a significant acquisition of any business or entity (for purposes hereof, a “significant” acquisition shall be determined in accordance with Instructions 2, 3 and 4 or Item 2 of Form 8-K of the Securities and Exchange Commission); provided, however, that notwithstanding anything in this Agreement, the Note, or the Security Agreement to the contrary, the Company shall not be prohibited from consummating the Merger;

(c)           declare, set aside or pay any dividend or other distribution on any of its capital stock;

(d)           engage in any transaction with any Affiliate (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) on terms less favorable to the Company than could be obtained from an unrelated party; or

(e)           amend its Certificate of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Agreement, the Warrant issued to the Lender pursuant to Section 6.1 hereof or the Common Stock.

The Company will give notice to the Lender of any default under any provisions of this Agreement within three business days after the discovery by the Company of such default.

4.2           Affirmative Covenants of the Company.  The Company covenants and agrees that, from the Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), the Company shall:

(a)           operate its business only in the ordinary course and maintain its properties and assets in good repair, working order and condition;

(b)           cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(c)           comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects;

(d)           deliver to the Lender the Company’s audited annual financial statements and the Company’s annual budget, and allow the Lender reasonable access during normal business hours to visit the Company and inspect the financial records of the Company; and

(e)           provide the Lender with at least 10 days’ written notice of any meeting of the Board of Directors of the Company and permit the Lender to designate an individual to attend such meeting, including any adjournment thereof, as an observer.  In addition, the Lender’ designee shall receive all written material disseminated to the Board of Directors in advance, during or following any meeting, whether or not the designee was in attendance.  The Lender’ designee shall receive the same compensation as is paid to the members of the Board of Directors in connection with such designee’s attendance of meetings of the Board of Directors.

ARTICLE 5

DEFAULT

5.1           Events of Default.  The occurrence of any of the following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute and Event of Default of the Company:

(a)           a breach of any representation, warranty, covenant or other provision of this Agreement, the Note, or the Security Agreement, which, if capable of being cured, is not cured within three days following notice thereof to the Company;

(b)           the failure to make when due any payment described in this Agreement or the Note, whether on or after the Maturity Date, by acceleration or otherwise; and

(c)           (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent.

5.2           Effect of Default.  Upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Lender may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with accrued and unpaid Interest thereon (including the Default Interest Rate), and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any of the Note to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default.  In addition, during the occurrence of any Event of Default, the Company shall not pay make any payment on any other outstanding indebtedness of the Company (other than indebtedness of the Company to which the Lender has agreed in writing to subordinate this Agreement and the Note hereunder).

ARTICLE 6

ISSUANCE OF STOCK

6.1           Issuance of Warrant.  On the Closing Date, the Company shall issue to the Lender a cash or cashless warrant to purchase in the aggregate 5,000 shares of the Common Stock, in the form attached hereto as Exhibit B (the “Warrant”).  The Warrant shall be immediately exercisable by the Lender (and its assignee) at an exercise price of Five Dollars ($5.00) per share.  The right to exercise the Warrant shall expire on the date that is two years following the Effective Date.

6.2           Registration of Common Stock Underlying the Warrant.

(a)           Lender shall be entitled to “piggy-back” registration rights for (i) the Common Stock on all registrations of the Company, except for registrations filed on Form S-4 or Form S-8, or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.  The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and S-3 or SB-2 registrations.

(b)           All expenses incident to the filing of any registration statement required by Section 6.2, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other professionals retained by the Company will be borne by the Company.  In no event shall the Company be obligated to pay any discounts or commissions with respect to the shares sold by any holder of Registrable Securities.  In connection with any registration statement, the Company shall reimburse the holders of Registrable Securities covered by such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities initially requesting such registration.

ARTICLE 7

MISCELLANEOUS

7.1           Successors and Assigns; Third Party Beneficiary.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.  This Agreement may not be assigned (whether by operation of law or otherwise) by the Company without the prior written consent of the Lender.  This Agreement may be assigned by the Lender without the consent of the Company.

7.2           Titles and Subtitles.  The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

7.3           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

355 South 1550 West

Spanish Fork, UT 84660

Attn:       Ron Crafts

Fax:         (801) 225-8635

with a copy to:

The Otto Law Group, PLLC

601 Union Street, Suite 4500

Seattle, WA 98101

Attn:       David M. Otto

Fax:         (206) 262-9513

if to the Lender, to:

Sausalito Capital Partners I, LLC

369B Third Street, #269

San Rafael, CA 94901

Attn:       John LiSanti

Fax:         (415) 454-2046

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

7.4           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Washington as applied to agreements entered into and performed entirely within the State of Washington by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

7.5           Waiver and Amendment.  Any term of this Agreement may be amended, waived or modified with the written consent of the Company and the Lender.

7.6           Remedies.  No delay or omission by the Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Lender and the undersigned or any other person shall be deemed a waiver by the Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Lender or the exercise of any other right, remedy, power or privilege by the Lender.  The rights and remedies of the Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

7.8           Right of Participation.  For a period of three years following the date hereof, the Company shall provide the Lender with a first right to purchase up to 25% of any equity or equity linked securities (including derivative and convertible securities) to be issued by the Company on the same terms as such securities are offered to all other parties (related or otherwise) during such three year period.  The right of participation set forth in this Section 7.7 shall not apply to any Excluded Securities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed on the date first set forth above.

BETTER BIODIESEL, INC.

By:	/s/ Ron Crafts

Ron Crafts
Chief Executive Officer

SAUSALITO CAPITAL PARTNERS I, LLC

By:	/s/ John LiSanti

John LiSanti
Member

EXHIBIT A
PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

6% PROMISSORY NOTE

San Rafael, California

February 15, 2007

FOR VALUE RECEIVED, Better Biodiesel, Inc., a Colorado corporation (“Borrower”), hereby promises to pay to the order of Sausalito Capital Partners I, LLC (“Lender”), a Nevada limited liability company, in lawful money of the United States at the address of Lender set forth herein, the principal amount of One Hundred Thousand Dollars ($100,000.00) (the “Loan”), together with Interest.  This Promissory Note (“Note”) has been executed by Borrower on the date set forth above in for the Loan which was made from the Lender to the Company on or around November 15, 2006 (the “Effective Date”).

1.             Interest.  The Loan shall bear interest at a rate of six percent (6%) per annum (“Default Interest Rate”), compounded annually (“Interest”) from the Effective Date and continuing until payment in full of the Loan.  Upon the occurrence of a default event (“Event of Default”) and for so long as such Event of Default continues, Interest shall accrue on the outstanding Loan amount at the Default Interest Rate.

2.             Maturity Date.  The Loan and all accrued Interest thereon shall be due and payable in full on the earlier of (a) twelve (12) months from the Effective Date or (b) within two (2) days following the closing of a total of at least Three Million Dollars ($3,000,000) pursuant to a private placement or private placements of the Company’s common stock (the “Private Placement”).

3.             Application of Payments.

3.1.          Except as otherwise expressly provided herein, payments under this Note shall be applied (i) first to the repayment of any sums incurred by Lender for the payment of any expenses in enforcing the terms of this Note, (ii) then to the payment of the Default Interest Rate, (iii) then to the payment of the Interest, and (iv) then to the reduction of the Loan.

3.2.          Upon payment in full of the Loan and applicable accrued and unpaid Interest thereon, this Note shall be marked “Paid in Full” and returned to Borrower.

4.             Waiver of Notice.  Borrower hereby waives diligence, notice, presentment, protest and notice of dishonor.

5.             Transfer.  This Note may be transferred by Lender at any time, provided that such transfer complies with applicable securities laws.

6.             Events of Default.  The occurrence of any of following events, not cured in any applicable cure period, shall constitute an Event of Default of Borrower:

6.1.          The failure to make when due any payment described in this Note or the Loan Agreement, whether on or after the Maturity Date, by acceleration or otherwise; and

6.2.          A breach of any representation, warranty, covenant or other provision of this Note or the Loan Agreement, which, if capable of being cured, is not cured within three days following notice thereof to the Company;

6.3.          (i) The application for the appointment of a receiver or custodian for Borrower or the property of Borrower, (ii) the entry of an order for relief or the filing of a petition by or against Borrower under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against Borrower, or (iv) the insolvency of Borrower.

Upon the occurrence of any Event of Default that is not cured within any applicable cure period, if any, Lender may elect, by written notice delivered to Borrower, to take at any time any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with all accrued and unpaid Interest thereon (including the Default Interest Rate), and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity.

7.             Miscellaneous.

7.1.          Successors and Assigns.  Subject to the exceptions specifically set forth in this Note and the Loan Agreement, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.  This Note (or a portion hereof) may be assigned by Lender without the consent of Borrower.

7.2.          Loss or Mutilation of Note.  Upon receipt by Borrower of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Borrower, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Borrower shall execute and deliver to Lender a new promissory note of like tenor and denomination as this Note.

7.3.          Notices.  Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the addresses set forth below unless another address is provided to the other party in writing:

If to Borrower, to:

Better Biodiesel, Inc.

355 South 1550 West

Spanish Fork, UT 84660

Attn:       Ron Crafts

with a copy to:

The Otto Law Group, PLLC

601 Union Street, Suite 4500

Seattle, WA 98101

Attn:       David M. Otto

Fax:         (206) 262-9513

if to Lender, to:

Sausalito Capital Partners I, LLC

369B Third Street, #269

3

San Rafael, CA 94901

Attn: John LiSanti

7.4           Governing Law.  This Note shall be governed in all respects by the laws of the State of Washington as applied to agreements entered into and performed entirely within the State of Washington by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

7.5           Waiver and Amendment.  Any term of this Note may be amended, waived or modified only with the written consent of Borrower and Lender.

7.6           Remedies; Costs of Collection; Attorneys’ Fees.  No delay or omission by Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between Lender and the undersigned or any other person shall be deemed a waiver by Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Lender or the exercise of any other right, remedy, power or privilege by Lender.  The rights and remedies of Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.  If an Event of Default occurs, Borrower agrees to pay, in addition to the Loan and Interest payable thereon, reasonable attorneys’ fees and any other reasonable costs incurred by Lender in connection with its pursuit of its remedies under this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed on the 15th day of February, 2007.

BORROWER:

BETTER BIODIESEL, INC.

By:	/s/ Ron Crafts

Ron Crafts
Chairman and Chief Executive Officer

4

exhibit B
Warrant

WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.

Warrant To Purchase 5,000 Shares of Common Stock

BETTER BIODIESEL, INC.

Date of Issuance: February 15, 2007

No.

THIS CERTIFIES that, for value received, Sausalito Capital Partners I, LLC, a Nevada limited liability company, or its assigns (in either case, the “Holder”) is entitled to purchase, subject to the provisions of this warrant (the “Warrant”), from Better Biodiesel, Inc., a Colorado corporation (the “Company”), at the price per share set forth in Section 8 hereof, that number of shares of the Company’s common stock (the “Common Stock”) set forth in Section 7 hereof.  The shares of Common Stock issuable pursuant to the terms hereof are sometimes referred to herein as “Warrant Shares.”

1.             Holder Exercise of Warrant.  This Warrant shall only be exercisable in whole.  To exercise this Warrant in whole, the Holder shall deliver to the Company at its principal office, (a) a written notice, in substantially the form of the exercise notice attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased and (b) this Warrant.  The Company shall as promptly as practicable, and in any event within twenty (20) days after delivery to the Company of (i) the Exercise Notice, (ii) and this Warrant, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in such notice, provided this Warrant has vested on or prior to the date such notice is delivered.  Each certificate representing Warrant Shares shall bear the legend or legends required by applicable securities laws as well as such other legend(s) the Company requires to be included on certificates for its Common Stock.  The Company shall pay all expenses and other charges payable in connection with the preparation, issuance and delivery of such stock certificates except that, in case such stock certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer taxes that are payable upon the issuance of such stock certificate or certificates shall be paid by the Holder at the time of delivering the Exercise Notice.  All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid, and nonassessable.

The Warrant shall expire on the date that is two (2) years following the Date of Issuance (the “Expiration Date”).  The Investor may exercise the Warrant at any time prior to the Expiration Date; however, the Investor is required to comply with all state and U.S. laws and regulations relating to security sales and transfers.  The Company has no restriction on the lawful sale or transfer of the Warrant or Warrant Shares, except that the Warrant or Warrant Shares are subject to the equivalent restrictions placed on other shares of Common Stock issued by the Company during the two-year period (the “Period”) following the date of this Warrant to the extent that the Company, in its sole discretion, deems it necessary to facilitate financing opportunities offered during the Period.

2.             Reservation of Shares. The Company hereby covenants that at all times during the term of this Warrant there shall be reserved for issuance such number of shares of its Common Stock as shall be required to be issued upon exercise of this Warrant.

3.             Fractional Shares.  This Warrant may be exercised only for a whole number of shares of Common Stock, and no fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant.

4.             Transfer of Warrant and Warrant Shares.  The Holder may sell, pledge, hypothecate, or otherwise transfer this Warrant, in whole, in accordance with and subject to the terms and conditions set forth in the Subscription Agreement and then only if such sale, pledge, hypothecation, or transfer is made in compliance with the Act or pursuant to an available exemption from registration under the Act relating to the disposition of securities.

5.             Loss of Warrant.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, or destruction of this Warrant, and of indemnification satisfactory to it, or upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new warrant of like tenor.

6.             Rights of the Holder.  No provision of this Warrant shall be construed as conferring upon the Holder the right to vote, consent, receive dividends or receive notice other than as expressly provided herein.  Prior to exercise, no provision hereof, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the holder for the purchase price of any warrant shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.             Number of Warrant Shares.  This Warrant shall be exercisable for 5,000 shares of the Company’s Common Stock, as adjusted in accordance with this Agreement.

8.             Registration Rights.  Holder shall be entitled to “piggy-back” registration rights for (i) the Common Stock on all registrations of the Company, except for registrations filed on Form S-4 or Form S-8, or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.  The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and S-3 or SB-2 registrations.

9.             Exercise Price; Adjustment of Warrants.

a.            Determination of Exercise Price.  The per share purchase price (the “Exercise Price”) for each of the Warrant Shares purchasable under this Warrant shall be equal to Five Dollars ($5.00), payable in cash or on a cashless basis.

b.            Adjustment for Mergers or Reorganization, etc.  In case of any consolidation or merger of the Company with or into another corporation or the conveyance of all or substantially all of the assets of the Company to another corporation, this Warrant shall be exercisable into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of this Warrant, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonable may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

c.            NO IMPAIRMENT.  THE COMPANY WILL NOT, THROUGH ANY REORGANIZATION, TRANSFER OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ISSUE OR SALE OF SECURITIES OR ANY OTHER VOLUNTARY ACTION, AVOID OR SEEK TO AVOID THE OBSERVANCE OR PERFORMANCE OF ANY OF THE TERMS TO BE OBSERVED OR PERFORMED HEREUNDER BY THE COMPANY, BUT WILL AT ALL TIMES IN GOOD FAITH ASSIST IN THE CARRYING OUT OF ALL THE PROVISIONS OF THIS SECTION AND IN THE TAKING OF ALL SUCH ACTION AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO PROTECT THE EXERCISE RIGHTS OF THE HOLDER OF THIS WARRANT AGAINST IMPAIRMENT.

2

d.            Issue Taxes.  The Company shall pay issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock on exercise of this Warrant, in whole; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such exercise.

e.             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the exercise of this Warrant, such number of its shares of common stock as shall from time to time be sufficient to effect the exercise of this Warrant; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the exercise of this Warrant, the Company will take all appropriate corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

f.             Adjustment.  The Exercise Price shall be adjusted downward in the event the Company issues common stock (or securities exercisable for or convertible into or exchangeable for common stock) at a price below the Exercise Price, to a price equal to such issue price.

10.           Certain Distributions.  In case the Company shall, at any time, prior to the Expiration Date, declare any distribution of its assets to holders of its common stock as a partial liquidation, distribution or by way of return of capital, other than as a dividend payable out of earnings or any surplus legally available for dividends, then the Holder shall be entitled, upon the proper exercise of this Warrant in whole prior to the effecting of such declaration, to receive, in addition to the shares of common stock issuable on such exercise, the amount of such assets (or at the option of the Company a sum equal to the value thereof at the time of such distribution to holders of common stock as such value is determined by the Board of Directors of the Company in good faith), which would have been payable to the Holder had it been a holder of record of such shares of common stock on the record date for the determination of those holders of Common Stock entitled to such distribution.

11.           Dissolution or Liquidation.  In case the Company shall, at any time prior to the Expiration Date, dissolve, liquidate or wind up its affairs, the Holder shall be entitled, upon the proper exercise of this Warrant in whole and prior to any distribution associated with such dissolution, liquidation, or winding up, to receive on such exercise, in lieu of the shares of Common Stock to which the Holder would have been entitled, the same kind and amount of assets as would have been distributed or paid to the Holder upon any such dissolution, liquidation or winding up, with respect to such shares of Common Stock had the Holder been a holder of record of such share of Common Stock on the record date for the determination of those holders of Common Stock entitled to receive any such dissolution, liquidation, or winding up distribution.

12.           Reclassification or Reorganization.  In case of any reclassification, capital reorganization or other change of outstanding shares of common stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of common stock by way of dividend or other distribution or of a subdivision or combination), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and PROPERTY RECEIVABLE UPON SUCH RECLASSIFICATION, CAPITAL REORGANIZATION OR OTHER CHANGE, BY A HOLDER OF THE NUMBER OF SHARES OF COMMON STOCK WHICH MIGHT HAVE BEEN PURCHASED UPON EXERCISE OF THIS WARRANT IMMEDIATELY PRIOR TO SUCH RECLASSIFICATION OR CHANGE. ANY SUCH PROVISION SHALL INCLUDE PROVISION FOR ADJUSTMENTS WHICH SHALL BE AS NEARLY EQUIVALENT AS MAY BE PRACTICABLE TO THE ADJUSTMENTS PROVIDED FOR IN THIS WARRANT. THE FOREGOING PROVISIONS OF THIS SECTION 12 SHALL SIMILARLY APPLY TO SUCCESSIVE RECLASSIFICATIONS, CAPITAL REORGANIZATIONS AND CHANGES OF SHARES OF COMMON STOCK. IN THE EVENT THAT IN ANY SUCH CAPITAL REORGANIZATION, RECLASSIFICATION, OR OTHER CHANGE, ADDITIONAL SHARES OF COMMON STOCK SHALL BE ISSUED IN EXCHANGE, CONVERSION, SUBSTITUTION OR PAYMENT, IN WHOLE, FOR OR OF A SECURITY OF THE COMPANY OTHER THAN COMMON STOCK, ANY AMOUNT OF THE CONSIDERATION RECEIVED UPON THE ISSUE THEREOF BEING DETERMINED BY THE BOARD OF DIRECTORS OF THE COMPANY SHALL BE FINAL AND BINDING ON THE HOLDER.

3

13.           Miscellaneous.

a.             Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties, except to the extent otherwise provided herein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to the principles of conflict of laws thereof.

c.             Counterparts; Delivery by Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of this Agreement may be effected by facsimile.

d.             Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e              Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

Better Biodiesel, Inc.

355 South 1550 West

Spanish Fork, UT 84660

Attn:       Ron Crafts

Fax:         (801) 225-8635

with a copy to:

The Otto Law Group, PLLC

601 Union Street, Suite 4500

Seattle, WA 98101

Attn:       David M. Otto

Fax:         (206) 262-9513

if to the Holder, to:

Sausalito Capital Partners I, LLC

369B Third Street, #269

San Rafael, CA 94901

Attn:       John LiSanti

Fax:         (415) 454-2046

f.              Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either prospectively or retroactively), only with the written consent of the Company and a majority in interest of the Holders.

g.             Entire Agreement.  This Agreement, the Memorandum (including the appendices and schedules thereto) by and between the Company and the Holder, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto.

4

IN WITNESS WHEREOF, the Company has caused this Warrant to purchase Common Stock to be duly executed as of the Issuance Date set out above.

Better Biodiesel, Inc.

By:	/s/ Ron Crafts

Name: Ron Crafts
Title: Chief Executive Officer

Investor Name:	Sausalito Capital Partners I, LLC
Attn: John LiSanti, Member

Investor Address:	369B Third Street, #269
San Rafael, CA 94901

5

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of the Warrant)

TO:  Better Biodiesel, Inc.

The undersigned, hereby irrevocably elects to exercise the purchase rights represented by the Warrant granted to the undersigned on                          and to purchase thereunder 5,000 shares, subject to subsection 8(f) of the Warrant, of Common Stock of Better Biodiesel, Inc., a Colorado corporation (the “Company”).

Dated:

The Undersigned elects to exercise the Warrant (choose one): [     ] for cash [     ] on a cashless basis

Entity

(Signature must conform in all respects to name
of holder as specified on the face of the Warrant)

(Please Print Name)

(Title)

(Address)

*Insert here the number of shares being exercised, without making any adjustment for additional Common Stock of the Company, other securities or property which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.